Exhibit 99.1

FINISH LINE REPORTS RECORD 19% INCREASE IN 4th QUARTER COMPARABLE STORE SALES AND INCREASES EARNINGS GUIDANCE

** Total sales increased 30% and comp sales increased 19% on top of 10% gain for Q4 LY

** Strength continued in both footwear (14% comps) and softgoods (35% comps)

** Increased earnings guidance for Q4 and Fiscal 2005

INDIANAPOLIS- March 4, 2004-The Finish Line, Inc. (NASDAQ:FINL) reported net sales of $305,263,000 for the thirteen weeks ended February 28, 2004 (“4th quarter” or “Q4”), an increase of 30% (thirty percent) over net sales of $234,426,000 for Q4 last year (“Q4 LY”). Comparable store net sales for Q4 increased 19% (nineteen percent) on top of a 10% (ten percent) increase reported for the comparable thirteen-week period last year.

For the full fiscal year ended February 28, 2004, net sales were $985,891,000 an increase of 30% (thirty percent) over net sales of $757,159,000 reported for the fifty-two week period last year ended March 1, 2003. Year to date comparable store net sales increased 20% (twenty percent) versus a 3% (three percent) increase reported for the comparable fifty-two weeks last year.

“Our outstanding fourth quarter was a fitting end to a record-breaking year,” stated Alan H. Cohen, Finish Line’s Chairman and Chief Executive Officer. “Strong holiday business, with December comps up 22%, continued through the period with a 16% increase in January and an 18% increase in February. We continue to benefit from our position as the premier destination for athletic footwear. Exciting new product assortments in key categories including running, basketball and casual drove more customers into our stores during this quarter.”

For the quarter, footwear comparable store sales increased 14% (fourteen percent) on top of a 7% (seven percent) gain for Q4 LY while softgoods comparable store sales increased 35% (thirty-five percent) on top of an 18% (eighteen percent) gain for Q4 LY. Inventory levels are expected to be up 9-11% (nine to eleven percent) per square foot as of the end of Q4. Increased flow of new inventory continues to be strong, and aged inventory (products 365 days or older) is at a historic low, positioning the Company well to begin the new fiscal year.

— more —

Due to sales significantly exceeding plan and improved product margins versus Q4 LY, the Company now anticipates that diluted income per share for the 4th quarter will range from $.82 to $.84 as compared to previous guidance of diluted income per share of $.73 to $.75. For Q4 LY, the Company reported diluted income per share of $.66 ($.50 after excluding a net $.16 benefit from the tornado insurance settlement). Correspondingly, full fiscal year EPS guidance is being increased from a previous range of $1.82 to $1.86 to a new range of $1.92 to $1.94. The Company is increasing the comparable store sales guidance for the first quarter of Fiscal 2005 to +5% from +3%. Accordingly, the new full year guidance for Fiscal 2005 is $2.22 to $2.26 per diluted share based on the sales guidance increase and improved fourth quarter results. The Company expects to report earnings for Q4 on Thursday, March 25th, after the market closes followed by a live conference call Friday morning, March 26th at 8:30 am ET.

During Q4, the Company did not open any new stores, remodeled two existing stores and closed one store. For the fiscal year, the Company opened a total of 58 new stores, remodeled 27 stores and closed four stores. As of February 28, 2004, the Company operated 531 stores compared to 477 at March 1, 2003 an increase of 11%. In addition, store square footage increased 9% to 3,081,000 square feet compared to 2,839,000 square feet at March 1, 2003.

The Company did not repurchase any shares of Class A Common Stock during Q4 under the stock repurchase authorization, which expired February 28, 2004. To date the Company has repurchased 1,861,600 shares (@ an average price of $8.34 per share) of the 2,500,000 shares authorized by the Board of Directors.

The Company has made available a recorded message covering the fourth quarter sales by dialing 1-706-645-9291 (Conference ID# = 5775166). This replay will be available for 48 hours beginning approximately 8:30am ET Thursday, March 4th.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth; and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statement that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of footwear, apparel and accessories for men, women and kids. Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 531 stores in 46 states and online. To learn more about Finish Line, go to www.finishline.com.

/klh

Investor Relations:

CONTACT:	Kevin S. Wampler, 317-899-1022, EXTENSION 6914
Executive Vice President – CFO
THE FINISH LINE, INC., INDIANAPOLIS

Media Requests:

CONTACT:	Elise Hasbrook, 317-899-1022, ext 6827
Corporate Communications Manager